UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 1, 2017

Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Chief Financial Officer

On December 4, 2017, Cutera, Inc. (the “Company” or “Cutera”) announced that Sandra A. Gardiner, age 52, joined the Company as Executive Vice President Chief Financial Officer, effective December 1, 2017, for a term lasting until her earlier death, disability, retirement or removal. Ms. Gardiner assumes the role as an officer of the Company, after performing the duties of the Chief Financial Officer on an interim consulting basis since July 12, 2017. Prior to joining Cutera, Ms. Gardiner served as Vice President, Finance and Chief Financial Officer with Tria Beauty, Inc., a medical device manufacturer of laser based aesthetic devices. Prior to that, in a career that spans over 27 years, Ms. Gardiner held roles as Chief Financial Officer of Vermillion and Lipid Sciences, as well as three privately held companies: Asante Solutions, Aptus Endosystems, and Ventus Medical.

There is no arrangement or understanding between Ms. Gardiner and any other persons pursuant to which Ms. Gardiner was selected as an officer. Neither Ms. Gardiner nor any related person of Ms. Gardiner has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party. Ms. Gardiner does not have a family relationship with any of the executive officers or directors of the Company.

In connection with her appointment, Ms. Gardiner will receive (1) an annual base salary of $350,000, (2) a potential annual incentive bonus target equal to 50% of her annual base salary pursuant to the Company’s annual management bonus plan in place in any given year, and (3) such benefits as are generally made available to Brisbane-based Cutera employees, including participation in the Company’s profit sharing plan.

In addition, the Company also agreed to recommend to the Compensation Committee of the Board of Directors of the Company (1) an inducement award of 5,121 restricted stock units (“RSUs”) vesting annually over a four-year period commencing from the date of hire, (2) an inducement award of option to purchase 16,005 shares of the Company’s common stock at the closing price of the Company’s stock on the date the award is approved by the Board, 25% of the shares in the award vesting on the first anniversary of Ms. Gardiner’s date of hire, and 1/48th of the shares vesting each month thereafter, and (3) a grant of 2,145 performance stock units, subject to vesting on January 1, 2018, assuming 100% achievement of the two performance targets established by the Company’s board of directors and subject to Ms. Gardiner continuing to provide service to the Company through such vesting date.

Since July 12, 2017, Ms. Gardiner performed the duties of CFO on an interim consulting basis, succeeding Ronald J. Santilli, who left to pursue other interests.

In connection with Ms. Gardiner’s appointment, the Company intends to enter into a Change of Control and Severance Agreement with Ms. Gardiner (the “COC Agreement”), substantially similar to the terms of such similar agreements entered into between the Company and the Company’s other named executive officers. The final terms and conditions of the COC Agreement have not been determined as of the time of filing this current report on Form 8-K. The Company will file an amendment to this current report on Form 8-K to include a brief description of the COC Agreement upon the Company and Ms. Gardiner entering into any COC Agreement.

Item 7.01. Regulation FD Disclosure.

On December 4, 2017, the Company issued a press release announcing Ms. Gardiner’s appointment as EVP and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Limitation on Incorporation by Reference:

In accordance with general instruction B.2 of Form 8-K, the information in this Item 7.01, including exhibits incorporated by reference, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Cutera, Inc. dated December 4, 2017.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cutera, Inc.

Date: December 4, 2017	By: /s/ Darren W. Alch
Name: Darren W. Alch
Title: General Counsel & Corporate Secretary
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